                         PERFORMANCE TECHNOLOGIES, INC.

                                    EXHIBIT A

SUBSIDIARY ACQUIRING SECURITIES                                   CLASSIFICATION
-------------------------------                                   --------------
Fleet National Bank                                                    Bank
Fleet Investment Advisors, Inc.                                        Bank